Exhibit 3.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ATLAS PIPELINE HOLDINGS, L.P.

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE HOLDINGS, L.P. (this “Amendment”), dated January 7, 2008, but effective as of July 27, 2007, is entered into and effectuated by the Board of Directors (the “Board”) of Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Sections 5.5 and 11.1 of the Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P. (the “Partnership”) dated as of July 26, 2006 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.5(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as the Company shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 6.2(c) of the Partnership Agreement requires the Company to make special allocations for federal income tax purposes of income or deductions in order to preserve the uniformity of Limited Partner Interests; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the Company, without the approval of any Partner, may amend any provision of the Partnership Agreement that the Company determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Partnership Agreement, and the Board has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Capital Account True-Up Election” has the meaning assigned to such term in Section 6.1(d)(xii)(C).

“Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Company. In the case of the Privately Placed Common Units, the Issue Price shall be deemed to be $27.00 per Unit.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, as the case may be, underlying any Common Unit (other than a Privately Placed Common Unit) or Privately Placed Common Unit, as the case may be, held by a Person.

“Private Placement Value” means with respect to the Privately Placed Common Units, $27.00 per Unit.

“Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.

“Unit Purchase Agreement” means the Common Unit Purchase Agreement dated as of June 1, 2007 between the Partnership and the purchasers named therein.

2. Section 5.4(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Placement Value for such Privately Placed Common Unit, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held by such holder. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Common Unit. The purpose of the two preceding sentences is to provide the initial purchasers of Privately Placed Common Units with a net Capital Account in the Privately Placed Common Units on the date of purchase equal to the Issue Price paid by those purchasers for the Privately Placed Common Units.

3. Section 5.4(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:

Any adjustments that are made under this paragraph in connection with the issuance of the Privately Placed Common Units shall be based on the Private Placement Value of the Privately Placed Common Units.

4. Article VI of the Partnership Agreement is hereby amended to add a new Section 6.1(d)(xii) as follows:

(xii) Allocations for Privately Placed Common Units.

(A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Company occurring after the date of issuance of the Privately Placed Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners holding Privately Placed Common Units that are Outstanding as of the time of such event in proportion to the number of Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

(B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of Privately Placed Common Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

(C) With respect to the first taxable period of the Company ending upon, or after, the date of issuance of the Privately Placed Common Units, at the election of a Partner holding Privately Placed Common Units (the “Capital Account True-Up Election”), items of income or gain for such taxable period shall be allocated 100% to the Partners making such Capital Account True-Up Election with respect to Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit).

5. Article VI is hereby amended to add a new Section 6.4 as follows:

Section 6.4 Special Provisions Relating to Holders of Privately Placed Common Units. A holder of a Privately Placed Common Unit shall be required to provide notice to the General Partner of the number of Privately Placed Common Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x)

the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xii)(B) to a prior transfer of the Common Unit or the application of Section 6.1(d)(xii)(A) or Section 6.1(d)(xii)(C), the General Partner has previously determined, based on advice of counsel, that the Privately Placed Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year. The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.4, the General Partner shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Certificates.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS PIPELINE HOLDINGS, L.P.

By:	Atlas Pipeline Holdings GP, LLC

By:

Name:
Title:

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